                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM N-17f-2

               Certificate of Accounting of Securities and Similar
                          Investments in the Custody of
                         Management Investment Companies
                    Pursuant to Rule 17f-2 [17 CFR 270.17f-2]

--------------------------------------------------------------------------------------------------------------
1. Investment Company Act File Number: 811-6516, 811-6517, 811-005642            Date examination completed:
   811-07680, 811-7678, 811-21193, 811-07687, 811-03313                            January 31, 2003
   811-09765, 811-05309
--------------------------------------------------------------------------------------------------------------
2. State identification Number:
     ---------------   ---------------   ---------------   ---------------   ---------------   ---------------
     AL                AK                AZ                AR                CA                CO
     ---------------   ---------------   ---------------   ---------------   ---------------   ---------------
     CT                DE                DC                FL                GA                HI
     ---------------   ---------------   ---------------   ---------------   ---------------   ---------------
     ID                IL                IN                IA                KS                KY
     ---------------   ---------------   ---------------   ---------------   ---------------   ---------------
     LA                ME                MD                MA                MI                MN
     ---------------   ---------------   ---------------   ---------------   ---------------   ---------------
     MS                MO                MT                NE                NV                NH
     ---------------   ---------------   ---------------   ---------------   ---------------   ---------------
     NJ                NM                NY                NC                ND                OH
     ---------------   ---------------   ---------------   ---------------   ---------------   ---------------
     OK                OR                PA                RI                SC                SD
     ---------------   ---------------   ---------------   ---------------   ---------------   ---------------
     TN                TX                UT                VT                VA                WA
     ---------------   ---------------   ---------------   ---------------   ---------------   ---------------
     WV                WI                WY                PUERTO RICO
     ---------------   ---------------   ---------------   ---------------------------------------------------
     Other (specify):
--------------------------------------------------------------------------------------------------------------
3. Exact name of investment company as specified in registration statement:
   American Municipal Term Trust Inc. III
   Minnesota Municipal Term Trust Inc. II
   American Income Fund Inc.
   Minnesota Municipal Income Portfolio Inc.
   American Municipal Income Portfolio Inc.
   First American Minnesota Municipal Income Fund II Inc.
   First American Strategy Funds, Inc.
   First American Funds, Inc.
   First American Insurance Portfolios, Inc.
   First American Investment Funds, Inc.
--------------------------------------------------------------------------------------------------------------
4. Address of principal executive office (number, street, city, state, zip code):
   800 Nicollet Mall
   Minneapolis, MN 55402
--------------------------------------------------------------------------------------------------------------

INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

INVESTMENT COMPANY

1.   All items must be completed by the investment company.

2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

ACCOUNTANT

3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D.C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

          THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                                                                SEC 2198 (11-00)

                        Report of Independent Accountants

The Board of Directors
First American Municipal Bond Funds, Inc.

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that the Minnesota Municipal Income Portfolio Fund, American Municipal Income Portfolio Fund, and First American Minnesota Municipal Income Fund II (referred to collectively as the Funds) complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of January 31, 2003. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of January 31, 2003 and, with respect to agreement of security and similar investments purchases and sales, for the period from December 31, 2002 (the date of last examination) through January 31, 2003:

   - Count and inspection of all securities and similar investments located in the vault of U.S. Bancorp National Association (the Custodian) in Milwaukee, Wisconsin.

   - Confirmation of all securities held by institutions in book entry form (Depository Trust Company).

   - Confirmation of all securities hypothecated, pledged, placed in escrow, or out for transfer with brokers, pledgees, or transfer agents.

   - Reconciliation of all such securities to the books and records of the Funds and the Custodian.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of January 31, 2003, with respect to securities and similar investments reflected in the investment accounts of the Funds, is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Directors and management of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

                                                /s/ Ernst & Young LLP

Minneapolis, Minnesota
April 23, 2003

             Management Statement Regarding Compliance With Certain
                Provisions of the Investment Company Act of 1940

April 23, 2003

I, as a member of management of the Minnesota Municipal Income Portfolio Fund, American Municipal Income Portfolio Fund, and First American Minnesota Municipal Income Fund II (referred to collectively as the Funds), am responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. I am also responsible for establishing and maintaining effective internal control over compliance with those requirements. I have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of January 31, 2003 and from December 31, 2002 through January 31, 2003.

Because of inherent limitations in any control, no matter how well-designed, error or fraud may occur and not be detected, including the possibility of the circumvention or overriding of controls. Accordingly, even effective controls can provide only reasonable assurance with respect to the achievement of any objectives of controls. Further, because of changes in conditions, the effectiveness of controls may vary over time.

Based on this evaluation, I assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of January 31, 2003 and from December 31, 2002 through January 31, 2003, with respect to securities and similar investments reflected in the investment accounts of the Funds.


By:/s/Robert H. Nelson
    --------------------------------
    Robert H. Nelson
    Treasurer
    First American Funds

                        Report of Independent Accountants

The Board of Directors
First American Municipal Bond Funds, Inc.

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that the American Municipal Term Trust III Fund, Minnesota Municipal Term Trust II Fund, and American Income Fund, Inc. (referred to collectively as the Funds) complied with the requirements of subsections (b) and
(c) of Rule 17f-2 of the Investment Company Act of 1940 as of January 31, 2003. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of January 31, 2003 and, with respect to agreement of security and similar investments purchases and sales, for the period from December 31, 2002 (the date of last examination) through January 31, 2003:

   - Count and inspection of all securities and similar investments located in the vault of U.S. Bancorp National Association (the Custodian) in Milwaukee, Wisconsin.

   - Confirmation of all securities held by institutions in book entry form (Depository Trust Company).

   - Confirmation of all securities hypothecated, pledged, placed in escrow, or out for transfer with brokers, pledgees, or transfer agents.

   - Reconciliation of all such securities to the books and records of the Funds and the Custodian.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of January 31, 2003, with respect to securities and similar investments reflected in the investment accounts of the Funds, is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Directors and management of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

                                                /s/ Ernst & Young LLP

Minneapolis, Minnesota
April 23, 2003

             Management Statement Regarding Compliance With Certain
                Provisions of the Investment Company Act of 1940

April 23, 2003

I, as a member of management of the American Municipal Term Trust III Fund, Minnesota Municipal Term Trust II Fund, and American Income Fund, Inc. (referred to collectively as the Funds), am responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. I am also responsible for establishing and maintaining effective internal control over compliance with those requirements. I have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of January 31, 2003 and from December 31, 2002 through January 31, 2003.

Because of inherent limitations in any control, no matter how well-designed, error or fraud may occur and not be detected, including the possibility of the circumvention or overriding of controls. Accordingly, even effective controls can provide only reasonable assurance with respect to the achievement of any objectives of controls. Further, because of changes in conditions, the effectiveness of controls may vary over time.

Based on this evaluation, I assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of January 31, 2003 and from December 31, 2002 through January 31, 2003, with respect to securities and similar investments reflected in the investment accounts of the Funds.


By:/s/Robert H. Nelson
    --------------------------------
    Robert H. Nelson
    Treasurer
    First American Funds

                        Report of Independent Accountants

The Board of Directors
First American Investment Funds, Inc.

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that the Equity Index Fund, Mid Cap Index Fund, Small Cap Index Fund, Real Estate Securities Fund, Technology Fund, Small Cap Growth Opportunities Fund, Small Cap Value Fund, Small Cap Select Fund, Mid Cap Value Fund, Mid Cap Growth Opportunities Fund, Large Cap Value Fund, Large Cap Growth Opportunities Fund, Balanced Fund, Equity Income Fund, International Fund, Corporate Bond Fund, Core Bond Fund, Intermediate Term Bond Fund, U.S. Government Mortgage Fund, Intermediate Government Bond Fund, High Income Fund, Short Term Bond Fund, Arizona Tax Free Fund, California Intermediate Tax Free Fund, California Tax Free Fund, Colorado Intermediate Tax Free Fund, Colorado Tax Free Fund, Intermediate Tax Free Fund, Minnesota Intermediate Tax Free Fund, Minnesota Tax Free Fund, Missouri Tax Free Fund, Nebraska Tax Free Fund, Ohio Tax Free Fund, Oregon Intermediate Tax Free Fund, Short Tax Free Fund, and Tax Free Fund of First American Investment Funds, Inc. (referred to collectively as the Funds) complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of January 31, 2003, with respect to securities and similar investments reflected in the investment accounts of the Funds. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of January 31, 2003 and, with respect to agreement of security and similar investments purchases and sales, for the period from September 30, 2002 (the date of last examination) through January 31, 2003:

   - Count and inspection of all securities and similar investments located in the vault of U.S. Bancorp National Association (the Custodian) in Milwaukee, Wisconsin, without prior notice to management.

   - Confirmation of all securities and similar investments held by institutions in book entry form (Federal Reserve Bank of Milwaukee, Bank of New York, and Depository Trust Company).

   - Confirmation of all securities and similar investments hypothecated, pledged, placed in escrow, or out for transfer with brokers, pledgees, and/or transfer agents.

   - Reconciliation of confirmation results as to all such securities and investments to the books and records of the Funds and the Custodian.

   - Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with the Custodian records.

   - Agreement of eleven security and/or investment purchases and ten security and/or investment sales or maturities since our last examination from the books and records of the Funds to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of January 31, 2003, with respect to securities and similar investments reflected in the investment accounts of the Funds, is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Directors and management of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

                                                /s/ Ernst & Young LLP

Minneapolis, Minnesota
April 23, 2003

             Management Statement Regarding Compliance With Certain
                Provisions of the Investment Company Act of 1940

April 23, 2003

I, as a member of management of the Equity Index Fund, Mid Cap Index Fund, Small Cap Index Fund, Real Estate Securities Fund, Technology Fund, Small Cap Growth Opportunities Fund, Small Cap Value Fund, Small Cap Select Fund, Mid Cap Value Fund, Mid Cap Growth Opportunities Fund, Large Cap Value Fund, Large Cap Growth Opportunities Fund, Balanced Fund, Equity Income Fund, International Fund, Corporate Bond Fund, Core Bond Fund, Intermediate Term Bond Fund, U.S. Government Mortgage Fund, Intermediate Government Bond Fund, High Income Fund, Short Term Bond Fund, Arizona Tax Free Fund, California Intermediate Tax Free Fund, California Tax Free Fund, Colorado Intermediate Tax Free Fund, Colorado Tax Free Fund, Intermediate Tax Free Fund, Minnesota Intermediate Tax Free Fund, Minnesota Tax Free Fund, Missouri Tax Free Fund, Nebraska Tax Free Fund, Ohio Tax Free Fund, Oregon Intermediate Tax Free Fund, Short Tax Free Fund, and Tax Free Fund of First American Investment Funds, Inc. (referred to collectively as the Funds), am responsible for complying with the requirements of subsections
(b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. I am also responsible for establishing and maintaining effective internal control over compliance with those requirements. I have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of January 31, 2003 and from September 30, 2002 through January 31, 2003.

Because of inherent limitations in any control, no matter how well-designed, error or fraud may occur and not be detected, including the possibility of the circumvention or overriding of controls. Accordingly, even effective controls can provide only reasonable assurance with respect to the achievement of any objectives of controls. Further, because of changes in conditions, the effectiveness of controls may vary over time.

Based on this evaluation, I assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of January 31, 2003 and from September 30, 2002 through January 31, 2003, with respect to securities and similar investments reflected in the investment accounts of the Funds.


By:/s/Robert H. Nelson
    --------------------------------
    Robert H. Nelson
    Treasurer
    First American Funds

                        Report of Independent Accountants

The Board of Directors
First American Strategy Funds, Inc.

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that the Aggressive Allocation Fund, Growth & Income Allocation Fund, Growth Allocation Fund, and Income Allocation Fund of the First American Strategy Funds, Inc. (referred to collectively as the Funds) complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of January 31, 2003, with respect to securities and similar investments reflected in the investment accounts of the Funds. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of January 31, 2003 and, with respect to agreement of security and similar investments purchases and sales, for the period from September 30, 2002 (the date of last examination) through January 31, 2003:

   - Confirmation of all securities and similar investments hypothecated, pledged, placed in escrow, or out for transfer with brokers, pledgees, and/or transfer agents.

   - Reconciliation of confirmation results as to all such securities and investments to the books and records of the Funds and the Custodian.

   - Agreement of one security and/or investment sale or maturity since our last examination from the books and records of the Funds to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of January 31, 2003, with respect to securities and similar investments reflected in the investment accounts of the Funds, is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Directors and management of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

                                                /s/ Ernst & Young LLP

Minneapolis, Minnesota
April 23, 2003

             Management Statement Regarding Compliance With Certain
                Provisions of the Investment Company Act of 1940

April 23, 2003

I, as a member of management of the Aggressive Allocation Fund, Growth & Income Allocation Fund, Growth Allocation Fund, and Income Allocation Fund of the First American Strategy Funds, Inc. (referred to collectively as the Funds), am responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. I am also responsible for establishing and maintaining effective internal control over compliance with those requirements. I have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of January 31, 2003 and from September 30, 2002 through January 31, 2003.

Because of inherent limitations in any control, no matter how well-designed, error or fraud may occur and not be detected, including the possibility of the circumvention or overriding of controls. Accordingly, even effective controls can provide only reasonable assurance with respect to the achievement of any objectives of controls. Further, because of changes in conditions, the effectiveness of controls may vary over time.

Based on this evaluation, I assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of January 31, 2003 and from September 30, 2002 through January 31, 2003, with respect to securities and similar investments reflected in the investment accounts of the Funds.


By:/s/Robert H. Nelson
    --------------------------------
    Robert H. Nelson
    Treasurer
    First American Funds

                        Report of Independent Accountants

The Board of Directors
First American Funds, Inc.

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that the Government Obligations Fund, Ohio Tax Free Obligations Fund, Prime Obligations Fund, Tax Free Obligations Fund, Treasury Obligations Fund, and Treasury Reserve Fund of the First American Funds, Inc. (referred to collectively as the Funds) complied with the requirements of subsections (b) and
(c) of Rule 17f-2 of the Investment Company Act of 1940 as of January 31, 2003, with respect to securities and similar investments reflected in the investment accounts of the Funds. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of January 31, 2003 and, with respect to agreement of security and similar investments purchases and sales, for the period from September 30, 2002 (the date of last examination) through January 31, 2003:

   - Count and inspection of all securities and similar investments located in the vault of U.S. Bancorp National Association (the Custodian) in Milwaukee, Wisconsin, without prior notice to management.

   - Confirmation of all securities and similar investments held by institutions in book entry form (Federal Reserve Bank of Milwaukee, Bank of New York, and Depository Trust Company).

   - Confirmation of all securities and similar investments hypothecated, pledged, placed in escrow, or out for transfer with brokers, pledgees, and/or transfer agents.

   - Reconciliation of confirmation results as to all such securities and investments to the books and records of the Funds and the Custodian.

   - Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with the Custodian's records.

   - Agreement of one security and/or investment purchase since our last examination from the books and records of the Funds to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of January 31, 2003, with respect to securities and similar investments reflected in the investment accounts of the Funds, is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Directors and management of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

                                                /s/ Ernst & Young LLP

Minneapolis, Minnesota
April 23, 2003

             Management Statement Regarding Compliance With Certain
                Provisions of the Investment Company Act of 1940

April 23, 2003

I, as a member of management of the Government Obligations Fund, Ohio Tax Free Obligations Fund, Prime Obligations Fund, Tax Free Obligations Fund, Treasury Obligations Fund, and Treasury Reserve Fund of the First American Funds, Inc. (referred to collectively as the Funds), am responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. I am also responsible for establishing and maintaining effective internal controls over compliance with those requirements. I have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of January 31, 2003 and from September 30, 2002 through January 31, 2003.

Because of inherent limitations in any control, no matter how well-designed, error or fraud may occur and not be detected, including the possibility of the circumvention or overriding of controls. Accordingly, even effective controls can provide only reasonable assurance with respect to the achievement of any objectives of controls. Further, because of changes in conditions, the effectiveness of controls may vary over time.

Based on this evaluation, I assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of January 31, 2003 and from September 30, 2002 through January 31, 2003, with respect to securities and similar investments reflected in the investment accounts of the Funds.


By:/s/Robert H. Nelson
    --------------------------------
    Robert H. Nelson
    Treasurer
    First American Funds

                        Report of Independent Accountants

The Board of Directors
First American Insurance Portfolios, Inc.

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940, that the Large Cap Growth, International, Technology, Mid Cap Growth, Small Cap Growth, Corporate Bond, and Equity Income of the First American Insurance Portfolios, Inc. (referred to collectively as the Funds) complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of January 31, 2003, with respect to securities and similar investments reflected in the investment accounts of the Funds. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of January 31, 2003 and, with respect to agreement of security and similar investments purchases and sales, for the period from December 31, 2002 (the date of last examination) through January 31, 2003:

   - Count and inspection of all securities and similar investments located in the vault of U.S. Bancorp National Association (the Custodian) in Milwaukee, Wisconsin, without prior notice to management.

   - Confirmation of all securities and similar investments held by institutions in book entry form (Federal Reserve Bank of Milwaukee and Depository Trust Company).

   - Confirmation of all securities and similar investments hypothecated, pledged, placed in escrow, or out for transfer with brokers, pledgees, and/or transfer agents.

   - Reconciliation of confirmation results as to all such securities and investments to the books and records of the Funds and the Custodian.

   - Agreement of two security and/or investment sales or maturities since our last examination from the books and records of the Funds to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of January 31, 2003, with respect to securities and similar investments reflected in the investment accounts of the Funds, is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Directors and management of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

                                                /s/ Ernst & Young LLP

Minneapolis, Minnesota
April 23, 2003

             Management Statement Regarding Compliance With Certain
                Provisions of the Investment Company Act of 1940

April 23, 2003

I, as a member of management of the Large Cap Growth, International, Technology, Mid Cap Growth, Small Cap Growth, Corporate Bond, and Equity Income of the
First American Insurance Portfolios, Inc. (referred to collectively as the Funds), am responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Companies," of the Investment Company Act of 1940. I am also responsible for establishing and maintaining effective internal control over compliance with those requirements. I have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of January 31, 2003 and from December 31, 2002 through January 31, 2003.

Because of inherent limitations in any control, no matter how well-designed, error or fraud may occur and not be detected, including the possibility of the circumvention or overriding of controls. Accordingly, even effective controls can provide only reasonable assurance with respect to the achievement of any objectives of controls. Further, because of changes in conditions, the effectiveness of controls may vary over time.

Based on this evaluation, I assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of January 31, 2003 and from December 31, 2002 through January 31, 2003, with respect to securities and similar investments reflected in the investment accounts of the Funds.


By:/s/Robert H. Nelson
    --------------------------------
    Robert H. Nelson
    Treasurer
    First American Funds